Exhibit 10.12

OKYO PHARMA LIMITED

55 Park Lane London W1K 1NA

Tel: +44 (0) 207 495 2379

Gabriele Cerrone

21 Avenue de l’Annonciade

Monaco 98000	28 April 2021

Dear Gabriele,

Planwise Group Limited and Panetta Partners Limited hold the following warrants in addition to the convertible loan notes (“CLNs”) that they have agreed to convert as part of the plans of the Company to file a prospectus with the FCA to convert the vast majority of the CLNs currently outstanding:

CLN Warrants – 39,605,760 @ 0.4p Cost of exercise £158,423, which arise as a result of the conversion of the CLNs;

May 2020 warrants – 72,000,000 @ 0.55p Cost of exercise £396,000; and March 2020 warrants – 36,363,636 @ 1.35p Cost of exercise £490,909.

Exercise of these warrants would add 147,969,396 shares to the “denominator” and remove a significant percentage of all of the warrants from the capital structure. The Board is aware that it would be advantageous to future fundraisings to have these dilutive instruments exercised in full (in so far as is possible).

In order to fund the exercise of the warrants it is proposed that you be paid a retrospective bonus of £490,909 for the financial year ended 31/3/2020 and a bonus of £396,000 for the financial year ending 31/3/2021. In addition you will agree to waive all accrued consultancy payments for the first quarter of the calendar year 2021 (i.e. from your effective date of appointment) and for the balance of the current financial year (equal to £120,000 per annum) on the agreement and understanding that such bonuses and salary will be immediately applied by the Company in paying up the exercise price for the warrants held by Planwise and Panetta (so that no cash will actually change hands).

We are awarding these bonuses on the basis of your co-invention of the use of Chemerin in the COVID-19 indication when you were not a director or employee of the Company (now the subject of a patent application); your work in procuring, backing and completing the refinancing the Company in 2020 and your actions in making new executive appointments and scientific advisory appointments to the Board with the result that the Company now has a clear and accelerated path to the clinic.

You also agree that you will not seek any bonus or option award during the 2021 remuneration review process.

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

OKYO PHARMA LIMITED

By:	/s/ Willy Simon
(Signature)
Name:	Willy Simon
Title:	Chair of the Remuneration Committee

ACCEPTED AND AGREED:

GABRIELE CERRONE

FOR HIMSELF AND WITH THE CONSENT OF PLANWISE GROUP LIMITED AND PANETTA PARTNERS LIMITED

/s/ Gabriele Cerrone
(Signature)

April 29, 2021
Date

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